EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heartland Financial USA, Inc.:
We consent to the use of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
Our report dated February 28, 2018, on the effectiveness of internal controls over financial reporting as of December 31, 2017, contained an explanatory paragraph that states the Company acquired Citywide Banks of Colorado, Inc. on July 7, 2017, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Citywide Banks of Colorado, Inc.’s internal control over financial reporting associated with total assets of $778.9 million and total revenues of $16.0 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Citywide Banks of Colorado, Inc.
/s/KPMG LLP
Des Moines, Iowa
April 9, 2018.